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                                                            EXHIBIT 12

           THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF RATIOS
      Three Months and Six Months Ended June 30, 2002 and 2001
                    (In millions, except ratios)


                                     Three Months Ended     Six Months Ended
                                           June 30               June 30
                                     ------------------     ----------------
(in millions)                           2002       2001      2002       2001
 -----------                           -----      -----     -----      -----

 EARNINGS

Income (loss) from continuing
 operations, before income taxes      $ (364)    $  133    $ (168)    $  431
 Add: fixed charges                       53         42       103         86
                                       -----      -----     -----      -----
   Income (loss), as adjusted         $ (311)    $  175    $  (65)    $  517
                                       =====      =====     =====      =====



 FIXED CHARGES AND PREFERRED
   DIVIDENDS

 Fixed charges:
 Interest expense and amortization    $   29     $   28    $   55     $   58
 Distributions on redeemable
  preferred securities                    17          7        35         14
 Rental expense (1)                        7          7        13         14
                                       -----      -----     -----      -----
   Total fixed charges                    53         42       103         86

 Preferred stock dividend requirements     3          3         7          7
                                       -----      -----     -----      -----

   Total fixed charges and preferred
    stock dividend requirements       $   56     $   45    $  110     $   93
                                       =====      =====     =====      =====


Ratio of earnings to fixed
   charges (2)                             -       4.22         -       6.03
                                       =====      =====     =====      =====
Ratio of earnings to combined
 fixed charges and preferred
 stock dividend requirements (2)           -       3.89         -       5.57
                                       =====      =====     =====      =====


(1) Interest portion deemed implicit in total rent expense.

(2) The second-quarter 2002 loss is inadequate to cover "fixed charges" by $364 million and "combined fixed charges and preferred stock dividends" by $367 million. The year-to-date 2002 loss is inadequate to cover "fixed charges" by $168 million and "combined fixed charges and preferred stock dividends" by $175 million.